Exhibit 10.1

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

EXECUTIVE SEVERANCE PLAN

As approved by the Board of Directors
on April 28, 2022

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
EXECUTIVE SEVERANCE PLAN

ARTICLE 1
PURPOSE AND TERM

1.1Purpose. Superior Industries International, Inc. (the “Company”) established this Superior Industries International, Inc. Executive Severance Plan (the “Plan”) to provide transitional income to certain executives who are involuntarily terminated by the Company without Cause or resign with Good Reason (as defined herein), or satisfy certain limited requirements for voluntary Retirement (as defined herein). The Plan does not apply to executive employees whose employment is terminated in connection with a Change in Control and who are entitled to severance benefits under the Company’s Executive Change in Control Severance Plan.  The Company intends that this Plan qualify as, and come within the various exceptions and exemptions under, the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended, for an unfunded plan maintained primarily for a select group of management or highly compensated employees, and any ambiguities in this Plan shall be construed to effect that intent.

1.2Term. The Plan shall be effective as of the Effective Date, subject to amendment from time to time in accordance with Section 7.2. The Plan shall continue until terminated pursuant to Article 7 of the Plan.

ARTICLE 2
DEFINITIONS

As used herein, the following words and phrases shall have the following meanings:

2.1“Affiliate” means any corporation or entity (including, but not limited to, a partnership or a limited liability company) that is affiliated with the Company through stock or equity ownership or otherwise, and is designated as an Affiliate for purposes of this Plan by the Committee.

2.2“Base Salary” means the amount a Participant is entitled to receive as wages or salary on an annualized basis as in effect from time to time, without reduction for any pre-tax contributions to benefit plans. Base Salary does not include bonuses, commissions, overtime pay or income from stock options, stock grants or other incentive compensation.

2.3“Board” means the Board of Directors of the Company.

2.4“Cause” means the definition set forth in a Participant’s employment agreement with the Company; provided, however, that in the absence of such definition, “Cause” in the context of a Participant’s employment termination, means the Company’s determination that the Participant has committed or engaged in any of the following:

(i)any act that constitutes, on the part of the Participant, fraud, dishonesty, breach of fiduciary duty, misappropriation, embezzlement or gross misfeasance of duty;

(ii)willful disregard of published Company policies and procedures or codes of ethics; or

(iii)conduct by the Participant in his or her office with the Company that is grossly inappropriate and demonstrably likely to lead to material injury to the Company, as determined by the Company acting in good faith.

Notwithstanding the foregoing, in the case of conduct described in clause (ii) or (iii) above, such conduct shall not constitute “Cause” unless the Company shall have delivered to the Participant notice setting forth with specificity (A) the conduct deemed to qualify as “Cause,” (B) reasonable action that would remedy such objection (if applicable), and (C) a reasonable time (not less than thirty (30) days) within which the Participant may take such remedial action (if applicable), and the Participant shall not have taken such specified remedial action within the specified time.

2.5“Change in Control” means any transaction or series of transactions qualifying as a “change in control” under Section 409A of the Code.

2.6“Code” means the Internal Revenue Code of 1986, as amended from time to time, and includes a reference to the underlying proposed or final regulations.

2.7“Committee” means the Compensation and Benefits Committee of the Board.

2.8“Company” means Superior Industries International, Inc., or its successor as provided in Section 9.6.

2.9“Disability” shall mean any physical or mental condition which would qualify a Participant for a disability benefit under the long-term disability plan maintained by the Company and applicable to that particular Participant, or if no such disability plan exists, “Disability” means Permanent and Total Disability as defined in Section 22(e)(3) of the Code.

2.10“Effective Date” means January 1, 2022.

2.11“Employee” means any regular, full-time or part-time employee of the Company or any Affiliate.

2.12“Good Reason” means, as a reason for a Participant’s resignation from employment, the occurrence of any of the following without the consent of the Participant and satisfaction of the designated notice and termination requirements:

(i)a material diminution in the Participant’s Base Salary;

(ii)a material diminution in the Participant’s authority, duties, or responsibilities; or

(iii)a material change in the primary geographic location where the Participant must perform services (it being agreed that for purposes of the Plan, a required relocation of more than fifty (50) miles shall be material).

A termination by the Participant shall not constitute termination for Good Reason unless the Participant shall first have delivered written notice to the Company setting forth with specificity the occurrence deemed to give rise to a right to terminate for Good Reason (which notice must be given no later than 90 days after the initial occurrence of such event), and the expiration of a cure period provided to the Company of not less than 30 days, during which the Company could take action to correct, rescind or otherwise substantially reverse the occurrence supporting termination for Good Reason as identified by the Participant. Good Reason shall not include the Participant’s death or Disability. The Company and Participants intend, believe and take the position that a resignation by the Participant for Good Reason as defined above effectively constitutes an involuntary separation from service within the meaning of Section 409A of the Code and Treas. Reg. §1.409A-1(n)(2).

2.13“Participant” means any Employee who is in a Vice President or Senior Vice President position with the Company at the time of employment termination.

2.14“Plan” means this Superior Industries International, Inc. Executive Severance Plan, as amended from time to time.

2.15“Retirement” means the status of a Participant who separates from service without Cause and has (i) attained age 60; (ii) been in continuous service with the Company and its Affiliates for at least five (5) years; and (iii) provided at least three (3) months’ advance notice of his or her intent to retire.

2.16“Severance Benefits” means the benefits payable in accordance with Section 4.2 of the Plan.

2.17 “Termination Date” means the date of a Participant’s employment termination with the Company or its Affiliates, as determined in accordance with Article 6.

ARTICLE 3
ELIGIBILITY

3.1Participation. Employees in a position of Vice President or Senior Vice President are eligible for coverage under the Plan, subject to the exclusions set forth in Section 3.2, below.

3.2Participation Cessation. Subject to Article 7 and the provisions of Section 3.1, an Employee shall cease to be a Participant in the Plan if (i) his or her employment is terminated voluntarily (other than Retirement for purposes of Sections 4.3 and 4.4, below), or due to death, Disability or Cause; or (ii) under circumstances in which he or she is entitled to Change in Control severance benefits under the terms of the Company’s Executive Change in Control Severance Plan. Notwithstanding the foregoing, a Participant who has terminated employment and is entitled to Severance Benefits under Article 4, shall remain a Participant in the Plan until the full amount of Severance Benefits under the Plan have been paid to such Participant.

ARTICLE 4

SEVERANCE BENEFITS

4.1Right to Severance Benefits.

(i)A Participant shall be entitled to Severance Benefits as provided in Section 4.2 if the Participant’s employment with the Company or any Affiliate is terminated by the Company or Affiliate without Cause, and other than by reason of the Participant’s death, Disability or entitlement to benefits under the Company’s Executive Change in Control Severance Plan (due to the circumstances of the employment termination).  A Participant’s employment termination due to Good Reason shall be deemed to constitute an involuntary termination by the Company for purposes of benefit entitlement under the Plan.  A Participant who qualifies for Retirement is not eligible for Severance Benefits but is eligible for the prorated Annual Bonus and the prorated equity and cash awards under Sections 4.3 and 4.4, below.

(ii)Notwithstanding anything to the contrary, no Severance Benefits shall be provided to a Participant unless the Participant has executed and not revoked a Separation Agreement and General Release in substantially the form attached hereto as Exhibit A (the “Release”) within the time-period set forth in the Release.

4.2Amount of Base Pay Severance Benefits. If a Participant’s employment is terminated in circumstances entitling the Participant to Severance Benefits as provided in Section 4.1, then the Company shall pay the Participant a single lump sum cash payment within sixty (60) days after the Participant’s Termination Date (or such later date as may be required by Article 8 hereof), equal to (i) 12 months’ of the Participant’s Base Salary in effect on the Termination Date for a Senior Vice President, and six months of Base Salary in effect on the Termination Date for a Vice President, plus (ii) a cash stipend in an amount equal to the monthly employer portion of the Participant’s medical coverage in effect on the Participant’s Termination Date times 12 months for a Senior Vice President and six months for a Vice President.  The cash stipend portion of the lump sum payment may be used by the Participant to purchase medical coverage or for any other purpose.

4.3Prorated Annual Bonus.  In addition to the Severance Benefits in Section 4.2, the Participant shall be entitled to a prorated Annual Bonus for the fiscal year in which the Participant’s employment termination occurs, based on actual performance and paid at the same time that Annual Bonuses, if any, are generally paid to the Company’s other senior executives, with the proration to be based on the number of days in such fiscal year prior to the Participant’s Termination Date, divided by 365.

4.4Prorated Equity and Cash Awards. The Participant’s time-based restricted stock units and/or time-based restricted cash awards, performance restricted stock units and/or long-term incentive cash awards that have been outstanding for at least six months and have not terminated or expired as of the Participant’s Termination Date, shall be prorated and paid or distributed as follows: (i) the Participant’s time-based restricted stock units and/or time-based restricted cash awards with any associated underlying dividend equivalents, shall become 100% vested as of the Participant’s Termination Date, prorated and paid or distributed as soon as reasonably practicable thereafter, but in no event later than March 15 of the calendar year following the calendar year in which vesting occurs.  The proration for the Participant’s restricted stock units and/or restricted cash awards shall be based on the number of days in the original vesting period for the time-based restricted stock units and/or time-based restricted cash awards; and (ii) the Participant’s performance-based restricted stock units and/or long-term incentive cash awards shall continue after the Participant’s Termination Date and shall be prorated with any associated underlying dividend equivalents, and paid or distributed at the same time as paid or distributed to other Participants at the end of the applicable performance period if the targets are attained.  The proration for the Participant’s performance-based restricted stock units or performance cash awards shall be based on the number of days into the performance period for the performance-based restricted stock units and/or long-term performance cash incentive awards worked by the Participant prior to the Participant’s Termination Date, divided by the number of days in the original vesting period and number of days in the full performance period, as applicable.  Notwithstanding the foregoing, the Annual Bonus, time-based restricted stock units and/or time-based cash awards, and performance-based restricted stock units and/or long-term cash incentive awards shall not be paid or distributed prior to the expiration of the applicable revocation period in the Release set forth in Exhibit A, or such later date as may be required under Article 8 of the Plan.

4.5Non-Duplication of Benefits. To the extent that the circumstances of a Participant’s employment termination entitle the Participant to receive benefits under the Company’s Executive Change in Control Severance Plan, the Participant shall not be entitled to receive Severance Benefits under this Plan.  In the event that a Participant becomes entitled to receive benefits under this Plan, and any benefit hereunder duplicates a benefit that would otherwise be provided under any other plan, program, arrangement or agreement (other than the Executive Change in Control Severance Plan), as a result of the Participant’s termination of employment, then the Participant shall be entitled to receive the greater of the benefit available under this Plan, on the one hand, and the benefit available under such other plan, program, arrangement or agreement, on the other; provided that the payment of the greater benefits under the other plan, program, arrangement or agreement does not violate Code Section 409A.

4.6Full Settlement No Mitigation. The Company’s obligation to make the payments provided for under this Plan and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Participant or others. In no event shall the Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan and such amounts shall not be reduced whether or not the Participant obtains other employment.

ARTICLE 5
REDUCTION OF PAYMENTS

5.1Mandatory Reduction of Payments in Certain Events.

(i)The Company acknowledges that pursuant to Code Section 280G and Treasury Regulations thereunder, many forms of compensation (including Severance), that are payable to top executives within 12 (twelve) months of a Change in Control can be deemed to constitute parachute payments under Code Section 280G.  Therefore, notwithstanding anything in this Plan to the contrary, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Participant (whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then, prior to making any Payment to the Participant, a calculation shall be made comparing (i) the net benefit to the Participant of the Payment after payment of the Excise Tax, to (ii) the net benefit to the Participant if the Payment had been limited to the extent necessary to avoid being subject to the Excise Tax. If the amount calculated under (i) above is less than the amount calculated under (ii) above, then the Payment shall be limited to the extent necessary to avoid being subject to the Excise Tax (the “Reduced Amount”). The reduction of the Payments due hereunder, if applicable, shall be made by first reducing cash Payments and then, to the extent necessary, reducing those Payments having the next highest ratio of Parachute Value to actual present value of such Payments as of the date of the Change in Control, as determined by the Determination Firm (as defined in subsection (b) below). For purposes of this Section 5.1, present value shall be determined in accordance with Section 280G(d)(4) of the Code. For purposes of this Section 5.1, the “Parachute Value” of a Payment means the present value as of the date of the Change in Control of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Determination Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

(ii)The determination of whether an Excise Tax would be imposed, the amount of such Excise Tax, and the calculation of the amounts referred to in Section 5.1(a)(i) and (ii) above shall be made at the expense of the Company by an independent, nationally recognized accounting firm or compensation consulting firm mutually acceptable to the Company and the Participant (the “Determination Firm”), which shall provide detailed supporting calculations. Any determination by the Determination Firm shall be binding upon the Company and the Participant. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Determination Firm hereunder, it is possible that Payments that the Participant was entitled to, but did not receive pursuant to Section 5.1(a), could have been made without the imposition of the Excise Tax (“Underpayment”). In such event, the Determination Firm shall determine the amount of the Underpayment that occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Participant but no later than March 15 of the year after the year in which the Underpayment is determined to exist, which is when the legally binding right to such Underpayment arises.

(iii)In the event that the provisions of Code Section 280G and 4999 or any successor provisions are repealed without succession, this Section 5.1 shall be of no further force or effect.

ARTICLE 6
NOTICE; TERMINATION DATE

6.1Written Notice Required. Any purported termination of employment, whether by the Company or by the Participant, shall be communicated by written notice to the other (a “Notice of Termination”), with a written severance agreement constituting sufficient notice by the Company. The failure by the Participant or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Participant or the Company, respectively, hereunder or preclude the Participant or the Company, respectively, from asserting such fact or circumstance in enforcing the Participant’s or the Company’s rights hereunder.

6.2Termination Date. In the case of the Participant’s death, the Participant’s Termination Date shall be his or her date of death. In all other cases, the Participant’s Termination Date shall be the date of receipt of the Notice of Termination or any later date specified therein within 60 days after receipt of the Notice of Termination.

ARTICLE 7
DURATION; AMENDMENT AND TERMINATION

7.1Duration. The Plan shall become effective as of the Effective Date, and shall continue until terminated by the Board.

7.2Amendment and Termination. The Plan may be amended from time to time in any respect by the Board; provided, however, that if the Plan is subject to Code Section 409A at the time of Plan termination, the Plan only may be terminated in accordance with Code Section 409A.  Provided further that Severance Benefits hereunder of a Participant who has terminated employment cannot be reduced or terminated after the Participant’s Termination Date, unless the Participant is determined to have been terminated for Cause.

7.3Form of Amendment. The form of any amendment or termination of the Plan shall be a written instrument signed by a duly authorized officer or officers of the Company, certifying that the amendment or termination has been approved by the Board. Subject to Sections 7.1 and 7.2 above (i) an amendment of the Plan in accordance with the terms hereof shall automatically effect a corresponding amendment to all Participants’ rights and benefits hereunder, and (ii) a termination of the Plan shall in accordance with the terms hereof automatically effect a termination of all Participants’ rights and benefits hereunder.

7.4Claims Procedure.

(i)A Participant may file a claim with respect to amounts asserted to be due hereunder by filing a written claim with the Chief Human Resources Officer (or the General Counsel if the claimant is the Chief Human Resources Officer), specifying the nature of such claim in detail. The Chief Human Resources Officer or the General Counsel, as applicable, shall notify the claimant within 60 days as to whether the claim is allowed or denied, unless the claimant receives written notice from the Chief Human Resources Officer (or General Counsel, as applicable), prior to the end of the 60 day period stating that special circumstances require an extension of time for a decision on the claim, in which case the period shall be extended by an additional 60 days. Notice of the Chief Human Resources Officer’s (or General Counsel’s, as applicable) decision shall be in writing, sent by mail to the Participant’s last known address and, if the claim is denied, such notice shall (i) state the specific reasons for denial, (ii) refer to the specific provisions of the Plan upon which such denial is based, and (iii) if applicable, describe any additional information or material necessary to perfect the claim, an explanation of why such information or material is necessary, and an explanation of the review procedure in Section 7.4(ii).

(ii)A claimant is entitled to request a review of any denial of his or her claim under Section 7.4(i). The request for review must be submitted to the Chief Human Resources Officer (or General Counsel, if applicable) in writing within 60 days of mailing by the Chief Human Resources Officer (or General Counsel, if applicable) of notice of the denial.  Absent a request for review within the 60 day period, the claim will be deemed conclusively denied. The claimant or his or her representative shall be entitled to review all pertinent documents, and to submit issues and comments orally and in writing to the Chief Human Resources Officer (or General Counsel, if applicable).  The review shall be conducted by the Chief Human Resources Officer (or General Counsel, if applicable), which shall afford the claimant a hearing and shall render a decision in writing within 60 days of a request for a review, provided that, if the Chief Human Resources Officer (or General Counsel, if applicable) determines prior to the end of such 60 day review period that special circumstances require an extension of time for the review and decision of the denial, the period for review and decision on the denial shall be extended by an additional 60 days. The claimant shall receive written notice of the Chief Human Resources Officer’s (or General Counsel’s, if applicable) review decision, together with specific reasons for the decision and reference to the pertinent provisions of the Plan.

(iii)If after complying with the claims procedures in Section 7.4(i) and (ii), a Participant is unsatisfied with the Company’s resolution of the claim, the Company agrees that the final resolution of the claim shall be settled by arbitration. The arbitration shall be conducted in the Detroit, Michigan Metropolitan area, in accordance with the Employment Dispute Rules of the American Arbitration Association and the Federal Arbitration Act, 9 U.S.C. §1, et. seq. The arbitrator(s) shall be authorized to award both liquidated and actual damages, in addition to injunctive relief, but no punitive damages. The arbitrator(s) may also award attorneys’ fees and costs to either or both parties. Such an award shall be binding and conclusive upon the parties, subject to 9 U.S.C. §10. Each party shall have the right to have the award made the judgment of a court of competent jurisdiction.

ARTICLE 8
CODE SECTION 409A

8.1General. This Plan shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Section 409A of the Code). Nevertheless, the tax treatment of the benefits provided under the Plan is not warranted or guaranteed. Neither the Company nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by the Participant as a result of the application of Section 409A of the Code.

8.2Definitional Restrictions. Notwithstanding anything in this Plan to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable hereunder by reason of the Participant’s termination of employment, such Non-Exempt Deferred Compensation shall not be payable or distributable to the Participant by reason of such circumstance unless the circumstances giving rise to such termination of employment meet any description or definition of “separation from service” in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not prohibit the vesting of any Non-Exempt Deferred Compensation upon a termination of employment, however defined. If this provision prevents the payment or distribution of any Non-Exempt Deferred Compensation, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “separation from service,” or such later date as may be required by Section 8.3 below.

8.3Six-Month Delay in Certain Circumstances. Notwithstanding anything in this Plan to the contrary, if any amount or benefit that would constitute Non-Exempt Deferred Compensation would otherwise be payable or distributable under this Plan by reason of the Participant’s separation from service during a period in which he or she is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):

(i)the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following the Participant’s separation from service shall be accumulated through and paid or provided on the first day of the seventh month following the Participant’s separation from service (or, if the Participant dies during such period, within 30 days after the Participant’s death) (in either case, the “Required Delay Period”); and

(ii)the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.

For purposes of this Plan, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder; provided, however, that the Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board or a committee thereof, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Plan.

8.4Timing of Release of Claims. Whenever in this Plan a payment or benefit is conditioned on the Participant’s execution and non-revocation of a release of claims, such release must be executed and all revocation periods shall have expired within sixty (60) days after the Termination Date; failing which such payment or benefit shall be forfeited. If such payment or benefit constitutes Non-Exempt Deferred Compensation, and if such 60-day period begins in one calendar year and ends in the next calendar year, the payment or benefit shall not be made or commence before the second such calendar year, even if the release becomes irrevocable in the first such calendar year. If such payment or benefit is exempt from Section 409A of the Code, the Company may elect to make or commence payment at any time during such 60-day period.

ARTICLE 9
MISCELLANEOUS

9.1Employment Status. This Plan does not constitute a contract of employment or impose on the Participant or the Company any obligation to retain the Participant as an Employee, to change the status of the Participant’s employment, or to change the Company’s policies regarding termination of employment.

9.2Nature of Plan and Benefits. Participants and any other person who may have rights hereunder shall be unsecured general creditors of the Company with respect to the Severance Benefits due hereunder, and all amounts shall be payable from the general assets of the Company.

9.3Withholding of Taxes. The Company may withhold from any amount payable or benefit provided under this Plan such federal, state, local, foreign and other taxes as are required to be withheld pursuant to any applicable law or regulation.

9.4No Effect on Other Benefits. Severance Benefits, if any, shall not be counted as compensation for purposes of determining benefits under other benefit plans, programs, policies and agreements, except to the extent expressly provided therein or herein.

9.5Validity and Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.6Successors. This Plan shall bind any successor of or to the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The term “Company,” as used in this Plan, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this Plan.

9.7Assignment. This Plan shall inure to the benefit of and shall be enforceable by a Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If a Participant should die while any amount is still payable to the Participant under this Plan had the Participant continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the Participant’s estate. A Participant’s rights under this Plan shall not otherwise be transferable or subject to lien or attachment.

9.8Enforcement. This Plan is intended to constitute an enforceable contract between the Company and each Participant subject to the terms hereof.

9.9Governing Law. The validity, interpretation, construction and performance of the Plan shall in all respects be governed by the laws of Michigan, without reference to principles of conflict of law.

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EXHIBIT A

SEPARATION AGREEMENT AND GENERAL RELEASE

__________________________

(Date Given to Employee)

This Separation Agreement and General Release (this “Agreement”) is entered into by and between Superior Industries International, Inc. (together with its subsidiaries and affiliates, the “Company”) and the undersigned employee (“Employee”).

Notice to Employee:

Under the Superior Industries International, Inc. Executive Severance Plan (the “Plan”) you are eligible to receive severance pay if you agree to waive, to the extent permitted by law, all of your potential claims against the Company and agree to the other terms in this Separation Agreement. This means that you cannot sue or pursue any other claim against the Company as provided for in this release. PLEASE READ THIS DOCUMENT CAREFULLY BEFORE YOU SIGN IT. YOU ARE ADVISED TO CONSULT WITH AN ATTORNEY OR OTHER REPRESENTATIVE BEFORE SIGNING THIS DOCUMENT. YOU HAVE TWENTY-ONE (21) DAYS TO CONSIDER WHETHER YOU WANT TO SIGN THIS DOCUMENT AND TO CONSULT WHOMEVER YOU WISH.

1.In consideration for signing this Separation Agreement and General Release, you are entitled to receive severance pay and benefits under the Plan.

2.IF YOU SIGN THIS AGREEMENT, YOU ARE PERMANENTLY WAIVING (GIVING UP) YOUR RIGHT TO SUE THE COMPANY FOR ANY REASON PROVIDED HEREIN. YOUR WAIVER WILL INCLUDE ANY RIGHTS YOU HAVE TO SUE THE COMPANY UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT, TITLE VII OF THE CIVIL RIGHTS ACT, THE AMERICANS WITH DISABILITIES ACT, STATE WRONGFUL TERMINATION LAWS, AND ALL OTHER LAWS AND REGULATIONS UNDER WHICH YOU MIGHT BE ABLE TO ASSERT ANY CLAIM AGAINST THE COMPANY.

3.You will be waiving all claims which have arisen or may arise in the future, whether known or unknown, that are based on acts or events that have occurred up until the Effective Date (as defined herein).

4.Because this waiver involves your legal rights, you are advised to speak with an attorney before signing this Agreement. You have twenty-one (21) days from the date listed at the top of this page to make your decision. If you have not signed this Agreement by the end of the twenty-first (21st) day after the date listed above, you will be ineligible to receive any severance pay.

5.In addition, you will have seven (7) days from the date you sign this Agreement to revoke it. This means that if you change your mind for any reason after signing the Agreement,

you can revoke it if you notify the Company within seven (7) days. You must notify the Company in writing and the notice must be received by the Company within seven (7) days of the date you sign this Agreement. This Agreement will become effective on the eighth (8th) day after you sign it (the “Effective Date”). Any revocation of this Agreement must be made in writing and delivered within the seven-day revocation period to: Office of the General Counsel, Superior Industries International, Inc., 26600 Telegraph Rd., Suite 400, Southfield, MI  48033.

Part IRelease of Claims and Covenant Not to Sue.

In consideration of the severance pay from the Company set forth above, the receipt and sufficiency of which are hereby acknowledged, Employee, on behalf of himself and his agents and successors in interest, hereby UNCONDITIONALLY RELEASES AND DISCHARGES Company, its successors, subsidiaries, parent corporations, assigns, joint ventures, and affiliated companies, and their respective agents, legal representatives, shareholders, attorneys, employees, officers and directors, (collectively, the “Releasees”) from ALL CLAIMS, LIABILITIES, DEMANDS AND CAUSES OF ACTION, whether known or unknown, fixed or contingent, that he may have or claim to have against Company or any of the Releasees for any reason as of the Effective Date (as defined above). Except to the extent that applicable law requires that Employee be allowed to file a Charge with the Equal Employment Opportunity Commission (“EEOC”), Employee further hereby AGREES NOT TO FILE A LAWSUIT or other legal claim or charge or to assert any claim against any of the Releasees based on facts that occurred prior to, or that exist as of, the Effective Date. This Release and Covenant Not To Sue includes, but is not limited to, claims arising under federal, state or local laws prohibiting employment discrimination, claims arising under severance plans and contracts, and claims growing out of any legal restrictions on Company’s rights to terminate its employees or to take any other employment action, whether statutory, contractual or arising under common law or case law. Employee specifically acknowledges and agrees that he is releasing any and all rights under federal, state and local employment laws including, without limitation, the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended, 29 U.S.C. § 621, et seq., the Civil Rights Act of 1964 (“Title VII”), as amended, 42 U.S.C. § 2000e, et seq., 42 U.S.C. § 1981, as amended, the Americans With Disabilities Act (“ADA”), as amended, 42 U.S.C. § 12101 et seq., the Rehabilitation Act of 1973, as amended, as amended, 29 U.S.C. § 701, et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended, 29 U.S.C. § 301 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101, et seq., the Family and Medical Leave Act of 1993 (“FMLA”), as amended, 29 U.S.C. § 2601 et seq., the Fair Labor Standards Act (“FLSA”), as amended, 29 U.S.C. § 201 et seq., the Employee Polygraph Protection Act of 1988, 29 U.S.C. § 2001, et seq., all other state and federal code sections and legal principles, including, without limitation, claims for defamation and slander, and the state and federal worker’s compensation laws. Employee further agrees that if anyone (including, but not limited to, Employee, the EEOC or any other government agency or similar such body) makes a claim or undertakes an investigation involving Employee in any way, Employee waives any and all right and claim to financial recovery resulting from such claim or investigation.

As a material inducement for Superior Industries International, Inc. to enter into this Agreement, Employee represents and warrants that he or she does not have any complaint, claim or action pending against Company or any of the Releasees in any federal, state or local court or government agency or before any arbitrator or other tribunal.

Part IINon-Disparagement.

Employee hereby agrees that he or she shall not disparage, criticize or otherwise publish or communicate any statements or opinions that are derogatory to or could otherwise harm the business or reputation of the Company. However, Employee is not restricted from making any factual statement that is required to be disclosed by law, subpoena, court order or other legal process.

Part IIIEmployee’s Continuing Obligations.

Employee understands and acknowledges that Employee continues to be subject to any existing obligations of the Employee to the Company and its Affiliates, such as confidentiality, covenant not to compete and non-solicitation provisions that are outside of this General Release and constitute ongoing obligations following employment termination.

Part IVReturn of Property.

Employee agrees to return immediately and warrants that he or she has returned before executing or receiving payments pursuant to this Agreement, all documents, materials and other things in Employee’s possession or control relating to Company, or that have been in Employee’s possession or control at the time of or since the termination of Employee’s employment with Company, without retaining any copies, summaries, abstracts, excerpts, portions, replicas or other representations thereof. Employee likewise represents and warrants that Company has returned all of Employee’s personal property and that any such property is no longer in Company’s possession.

This Agreement has been executed voluntarily by the parties. The parties acknowledge that they have read this Agreement carefully, that they have had a full and reasonable opportunity to consider this Agreement, and that they have not been pressured or in any way coerced, threatened or intimidated into its execution.

SIGNATURE BY EMPLOYEE

I acknowledge that I have been advised to consult with an attorney prior to signing this Agreement. I further acknowledge that the consideration for signing this Agreement is a benefit that I otherwise would not have been entitled to receive had I not signed this Agreement.

I have read this entire document and I understand and agree to each of its terms. SPECIFICALLY, I AGREE THAT BY SIGNING THIS DOCUMENT, I AM WAIVING MY RIGHTS TO SUE THE COMPANY AS SET FORTH ABOVE IN PART I. I also understand that this is the entire Agreement between the Company and me regarding severance pay and the termination of my employment and that no other agreements or promises about those matters, written or oral will be enforceable.

(Signature of Employee)	(Date Signed)

(Print Employee Name)	(Witness)

ACCEPTANCE BY THE COMPANY

The Company hereby enters into and accepts this Agreement as set forth above.

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

By:
Name:
Title:

116087.000005  4882-1006-1074.7